Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
Chief Financial Officer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS
FOR THIRD QUARTER ENDED SEPTEMBER 30, 2007

     LAFAYETTE, LA — November 8, 2007 — PHI, Inc. (“PHI”) today reported net earnings of $8.6 million ($0.56 per diluted share) on operating revenues of $118.4 million for the quarter ended September 30, 2007. For the same period of 2006, the Company reported net earnings of $5.1 million ($0.33 per diluted share) on operating revenues of $109.3 million. Earnings before tax for the quarter ended September 30, 2007 were $13.8 million. Earnings before tax for the quarter ended September 30, 2006 was $8.5 million. Gain on disposition of assets was $7.0 million for the three months ended September 30, 2007, compared to a gain of $0.6 million for the three months ended September 30, 2006.
Oil and Gas operating revenues increased $5.5 million for the quarter ended September 30, 2007, due to an increase in medium and heavy aircraft flight hours, and contractual rate increases, offset in part by a reduction of light aircraft flight hours and aircraft and flight hours in our foreign operations. The Oil and Gas segment also continues to be affected by pilot staffing levels. Substantial progress has been made on this issue since the first quarter 2007, and will continue to be made. Operating revenues in the Air Medical segment increased $4.1 million, due to rate increases and increased patient transports.
Flight hours for the quarter ended September 30, 2007 were 36,513, compared to 39,534 for the quarter ended September 30, 2006.
Operating revenues for the nine months ended September 30, 2007 were $333.1 million, compared to $317.8 million for the same period in 2006, an increase of $15.3 million. Operating revenues in the Air Medical segment increased $13.0 million due to rate increases and increased patient transports, primarily in the second and third quarters. Oil and Gas operating revenues increased $1.6 million, due to an increase in medium and heavy aircraft flight hours and contractual rate increases in our domestic operations, offset in part by a reduction of light aircraft flight hours and aircraft and flight hours in our foreign operations, and flight hour reductions as a result of pilot staffing levels.
For the nine months ended September 30, 2007, net earnings were $16.5 million ($1.08 per diluted share) on operating revenues of $333.1 million. This compares to net earnings of $4.6 million ($0.34 per diluted share) on operating revenues of $317.8 million for the same nine-month period in 2006. Earnings for the nine months ended September 30, 2007, include a pre-tax gain on disposition of assets of $15.6 million. Earnings for the nine months ended September 30, 2006, include a pre-tax loss on debt restructuring of $12.8 million.

Total flight hours were 106,627 for the nine months ended September 30, 2007 compared to 116,901 for the nine months ended September 30, 2006.
     Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq Global Market (symbols PHII and PHIIK).
# # #

PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating revenues	$118,401	$109,315	$333,129	$317,844
Gain (loss) on disposition of assets, net	6,988	621	15,596	(541)
Other	1,119	2,659	4,263	6,076

	126,508	112,595	352,988	323,379

Expenses:
Direct expenses	101,427	93,224	291,779	269,492
Selling, general and administrative expenses	7,374	6,795	22,306	20,203
Interest expense	3,895	4,039	12,262	13,241
Loss on debt restructuring	—	—	—	12,790

	112,696	104,058	326,347	315,726

Earnings before income taxes	13,812	8,537	26,641	7,653
Income taxes	5,183	3,415	10,180	3,061

Net earnings	$8,629	$5,122	$16,461	$4,592

Weighted average shares outstanding:
Basic	15,288	15,288	15,288	13,447
Diluted	15,306	15,306	15,307	13,463

Net earnings per share
Basic	$0.56	$0.34	$1.08	$0.34
Diluted	$0.56	$0.33	$1.08	$0.34
# # #

Summarized financial information concerning the Company’s reportable operating segments for the quarter and nine months ended September 30, 2007 and 2006 is as follows:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Thousands of dollars)		(Thousands of dollars)
Segment operating revenues
Oil and Gas	$76,853	$71,416	$213,843	$212,168
Air Medical	39,839	35,735	113,036	100,042
Technical Services	1,709	2,164	6,250	5,634

Total operating revenues	118,401	109,315	333,129	317,844

Segment direct expenses
Oil and Gas	65,805	58,912	185,000	169,668
Air Medical	34,579	32,560	102,220	94,938
Technical Services	1,043	1,752	4,559	4,886

Total direct expenses	101,427	93,224	291,779	269,492

Segment selling, general and administrative expenses
Oil and Gas	406	301	1,196	950
Air Medical	1,882	1,758	5,721	5,403
Technical Services	12	14	37	24

Total selling, general and administrative expenses	2,300	2,073	6,954	6,377

Total direct and selling, general and administrative expenses	103,727	95,297	298,733	275,869

Net segment profit
Oil and Gas	10,642	12,203	27,647	41,550
Air Medical	3,378	1,417	5,095	(299)
Technical Services	654	398	1,654	724

Total	14,674	14,018	34,396	41,975

Other, net	8,107	3,280	19,859	5,535
Unallocated selling, general and administrative costs	(5,074)	(4,722)	(15,352)	(13,826)
Interest expense	(3,895)	(4,039)	(12,262)	(13,241)
Loss on debt restructuring	—	—	—	(12,790)

Earnings before income taxes	$13,812	$8,537	$26,641	$7,653

# # #

Operating Statistics
The following tables present certain non-financial operational statistics for the quarter and nine months ended September 30, 2007 and 2006:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Flight hours:
Oil and Gas	27,893	31,439	82,583	93,454
Air Medical	8,620	7,986	23,636	22,866
Technical Services	—	109	408	581

Total	36,513	39,534	106,627	116,901

Air Medical Transports	5,891	5,661	16,463	15,794

	September 30,
	2007	2006

Aircraft operated at period end:
Oil and Gas	161	162
Air Medical	72	69
Technical Services	4	4

Total	237	235

# # #